EXHIBIT 99.1
GMX RESOURCES INC.
FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT:

Ken L. Kenworthy, Sr.	Ken L. Kenworthy, Jr.
Executive V. P., CFO	President, CEO
405.600.0711 x16	405.600.0711 x11

GMX RESOURCES INC. Announces Additional Natural Gas Hedge; Further Information on Horizontal Updates; and Corrections to January 25, 2007 Press Release

Oklahoma City, Oklahoma, Saturday, January 27, 2007 GMX RESOURCES INC., NASDAQ GM: ‘GMXR’; (visit www.gmxresources.com to view the most recent Company presentation and for more information on the Company). GMXR announces that on January 26, 2007 it entered into an additional 100,000 MMbtu per month natural gas hedge beginning August, 2007 through December 2008 at a price of $7.60, Houston Ship Channel, which increases its natural gas hedge position to approximately 65% of 4Q06 natural gas production.

The Company also provided additional clarification on its horizontal wells. The Cadenhead 6H 2nd Stage fracture treatment was completed successfully; with 3-4 more stages planned and an estimated completion date of February 6, 2007 and a press release announcing results on or about February 20, 2007. The Upper Cotton Valley Sands (UCV) horizontal wells take approximately 14 days to clean up before best natural gas rates occur; at that time 40%-60% of fracture treatment is recovered. The Cadenhead 9H fracture treatment is currently scheduled to begin March 1, 2007; 5-6 stages are planned with an estimated completion date March 13, 2007 and a press release announcing results on or about March 27, 2007.

The Company also announced that the headline in its January 25, 2007 press release ("the Prior Release") incorrectly reported fourth quarter and year production growth rates of 80% and 100%. The actual growth rates of 63% and 94% were correctly stated in the body of the Prior Release. In addition, the number of planned and projected 2007 UCV, Horizontal and Travis Peak wells are 119 gross/69 net instead of the 122gross/76 net planned wells stated in the Prior Release. Finally, the numbers of potential Upper Cotton Valley Sand 40 acre locations as of December 31, 2006 are estimated at 713 gross/413 net, instead of the 724 gross/431 net Lower Cotton Valley locations stated in the Prior Release.

GMX RESOURCES INC. is a rapidly growing, E & P company with high quality unconventional gas resources, currently drilling wells in its Cotton Valley (CV) Gas Resource Play on the Sabine Uplift; Carthage North Field, East Texas, Panola & Harrison County, developing its Upper CV “Tight Gas Sands” and Lower CV Bossier “Gas Shales”, also containing Travis Peak/Hosston Sands & Pettit Sands and Limes. These key resource layers provide repeatable organic growth for the Company; Core Area 99% of NAV; 94% Natural Gas. Headquartered in Oklahoma City, Oklahoma, GMXR has interests in 169 gross/ 97.12 net producing wells and operates 60% of its reserves. The Company's strategy is to develop its resource play with multiple rigs, increase production, grow its natural gas reserves and continue to build shareholder value.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the Company’s financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the Company’s properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the company’s properties. Such statements are subject to a number of risks, including but not limited to commodity price risks, drilling and production risks, risks relating to the Company’s ability to obtain financing for its planned activities, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the Company. Reference is made to the company’s reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.